Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Donald H. Hunter
617-878-1600

HARBOR GLOBAL COMPANY LTD. REPORTS RESULTS FOR THE

QUARTER ENDED MARCH 31, 2005

Boston, Massachusetts, April 25, 2005. Harbor Global Company Ltd. (“Harbor Global”) (OTC BB:HRBGF) reported a net loss of $0.5 million ($0.09 per share) on revenues of $2.9 million in the first quarter of 2005 compared with a net loss of $0.6 million ($0.11 per share) on revenues of $3.3 million for the first quarter of 2004. The $0.1 million decrease in losses was attributable principally to a $0.7 million increase in realized portfolio gains from the Russian real estate management and investment management operations and a $0.2 million reduction in management fees payable to Calypso Management LLC; offset partially by, a $0.5 million reduction in foreign exchange gains and lower dividend income of $0.3 million.

HARBOR GLOBAL COMPANY LTD.
All amounts except per share are in millions of U.S. dollars

	First Quarter
	2005	2004
Revenues	$2.9	$3.4

Loss	$(0.5)	$(0.6)

Per Share Loss	$(0.09)	$(0.11)

Segment Information
Revenues
Russian Real Estate Management and Investment Management	$2.6	$3.2
Real Estate Management	0.3	0.2
Other	0.0	0.0

Loss
Russian Real Estate Management and Investment Management	$(0.2)	$(0.1)
Real Estate Management	(0.3)	(0.3)
Other	0.0	(0.2)

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This press release, as well as certain future oral and written statements of Company management, contains forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations that involve substantial risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from management’s expectations as stated in such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: economic, political and regulatory stability in Russia, increased competition in the Russian commercial real estate market, increased competition in the Russian investment management market, the loss of one or more key officers and managers as well as the risks set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

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